As filed with the Securities and Exchange Commission on August 19, 2002

Registration No. ________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

THE J. M. SMUCKER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

OHIO (State or Other Jurisdiction of Incorporation or Organization)	34-0538550 (I.R.S. Employer Identification No.)

Strawberry Lane, Orville, Ohio 44667
(Address of Principal Executive Offices Including Zip Code)

THE J. M. SMUCKER COMPANY
AMENDED AND RESTATED 1998 EQUITY AND PERFORMANCE
INCENTIVE PLAN

(Full Title of the Plan)

Steven J. Ellcessor
Vice President – Finance and Administration,
Secretary, and Chief Financial Officer
The J. M. Smucker Company
Strawberry Lane
Orville, Ohio 44667
(Name and Address of Agent For Service)
(330) 682-3000
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maxi-	Proposed Maxi-	Amount of
Securities to	Amount to be	Mum Offering	mum Aggregate	Registration
be Registered	Registered (1)	Price Per Share (2)	Offering Price (2)	Fee

Common Shares, without par value(3)	3,752,025	$35.78	$134,247,454.50	$12,350.77

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Shares, without par value (the “Common Shares”), as may become issuable pursuant to the anti-dilution provisions of The J. M. Smucker Company Amended and Restated 1998 Equity and Performance Incentive Plan (the “Plan”).

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on August 14, 2002, within five business days prior to filing.

(3)	One Preferred Share Purchase Right (a “Right”) will also be issued with respect to each Common Share. The terms of the Rights are described in Amendments No. 1 and No. 2 to the Form 8-A filed by the Registrant on August 28, 2000, and October 22, 2001.

Exhibit Index Appears on Page 6

Page 1 of 6 Pages

Part II

Item 3. Incorporation of Documents by Reference

         The following documents previously filed by The J. M. Smucker Company (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference: (a) the Annual Report on Form 10-K for the fiscal year ended April 30, 2002 and (b) the description of the Common Shares contained in Registration Statements on Form S-4 filed with the Commission on March 22, 2002 (File No. 333-84796) and the description of the Rights contained in Amendment No. 1 to the Registrant’s Registration Statement and Form 8-A filed with the Commission on August 28, 2000, as amended by Amendment No. 2 to Registrant’s Registration Statement on Form 8-A filed with the Commission on October 22, 2001 pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

         Not Applicable. (Class of securities to be offered is registered under Section 12 of the Exchange Act.)

Item 5. Interests of Named Experts and Counsel

         Not Applicable.

Item 6. Indemnification of Directors and Officers

         Under Ohio law, the Registrant may indemnify its directors, officers, employees, and agents against expenses reasonably incurred in connection with the successful defense (on the merits or otherwise) of an action, suit, or proceeding. The Registrant may indemnify such persons in actions, suits, and proceedings (including certain derivative suits) if the individual has acted in good faith and in a manner that the individual believes to be in or not opposed to the best interests of the Registrant. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his or her conduct was unlawful.

         Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of the disinterested directors, by independent legal counsel, or by the shareholders.

         Under Ohio law, the Registrant may pay the expenses of any indemnified individual as they are incurred, in advance of the final disposition of the matter, if the individual provides an undertaking to repay the amount if it is ultimately determined that the individual is not entitled to be indemnified. Ohio law generally requires all expenses, including attorney’s fees, incurred by a director of the Registrant in defending any action, suit, or proceeding to be paid by the Registrant as they are incurred if the director agrees (i) to repay such amounts in the event that it is proved by clear and convincing evidence that the director’s action or omission was undertaken with deliberate intent to cause injury to the Registrant or with reckless disregard for the best interests of Smucker and (ii) to reasonably cooperate with the corporation concerning the action, suit, or proceeding.

         The Registrant’s regulations require the Registrant to indemnify, to the full extent permitted by Ohio law, any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative) because that person is or was a director, officer, or employee of Smucker or was serving, at the request of the Registrant, as a director, trustee, officer, or employee of another entity.

Page 2 of 6 Pages

         In addition, the Registrant may enter into indemnification agreements with each of its directors and officers that indemnify its directors and officers to the maximum extent permitted by law.

Item 7. Exhibits

4(A)	Amended Articles of Incorporation of the Registrant (filed as Annex D to the Registrant’s Registration Statement on Form S-4 (Registration Statement No. 333-84796) as filed with the Commission on March 22, 2002 and incorporated herein by reference)

4(B)	Amended Regulations of the Registrant (filed as Exhibit 3(B) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2000 and incorporated hereby reference)

4(C)	Amended and Restated Rights Agreement, dated as of August 28, 2000 between the Registrant and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as rights agent (filed as Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 28, 2000, as amended by Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 22, 2001 and incorporated herein by reference)

4(D)	The J. M. Smucker Company 1998 Equity and Performance Incentive Plan (filed as Exhibit 10 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 1998 and incorporated herein by reference)

4(E)	The J. M. Smucker Company 1998 Equity and Performance Incentive Plan (As Amended and Restated Effective as of September 1, 2002) (filed as Appendix A to the Registrant’s Proxy Statement dated July 9, 2002 and incorporated herein by reference). The plan, as amended and restated, was approved by shareholders at the annual meeting on August 13, 2002.

5	Opinion of Counsel.

23(A)	Consent of Independent Auditors.

23(B)	Consent of Counsel (Included in Exhibit 5)

24	Power of Attorney.

Item 8. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Page 3 of 6 Pages

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orville, State of Ohio, on August 16, 2002.

THE J. M. SMUCKER COMPANY

By:	/s/ Steven J. Ellcessor

Steven J. Ellcessor Vice President – Finance and Administration, Secretary, and Chief Financial Officer

Page 4 of 6 Pages

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of August 16, 2002.

* Timothy P. Smucker	Chairman and Co-Chief Executive Officer and Director (Principal Executive Officer)

* Richard K. Smucker	President and Co-Chief Executive Officer and Director (Principal Executive Officer)

/s/ Steven J. Ellcessor Steven J. Ellcessor	Vice President-Finance and Administration, Secretary, and Chief Financial Officer (Principal Financial Officer)

* Richard G. Jirsa	Vice President - Information Systems and Corporate Controller (Controller)

* Vincent C. Byrd	Director

* Kathryn W. Dindo	Director

* Fred A. Duncan	Director

* Elizabeth Valk Long	Director

* Charles S. Mechem, Jr.	Director

* William H. Steinbrink	Director

* William Wrigley, Jr.	Director

         *     Steven J. Ellcessor, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors thereof (constituting a majority of the directors) pursuant to a power of attorney filed with the Commission.

August 16, 2002	By:	/s/ Steven J. Ellcessor

Steven J. Ellcessor Attorney-in-Fact

Page 5 of 6 Pages

EXHIBIT INDEX

4(A)	Amended Articles of Incorporation of the Registrant (filed as Annex D to the Registrant’s Registration Statement on Form S-4 (Registration Statement No. 333-84796) as filed with the Commission on March 22, 2002 and incorporated herein by reference)

4(B)	Amended Regulations of the Registrant (filed as Exhibit 3(B) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2000 and incorporated hereby reference)

4(C)	Amended and Restated Rights Agreement, dated as of August 28, 2000 between the Registrant and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as rights agent (filed as Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 28, 2000, as amended by Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 22, 2001 and incorporated herein by reference)

4(D)	The J. M. Smucker Company 1998 Equity and Performance Incentive Plan (filed as Exhibit 10 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 1998 and incorporated herein by reference)

4(E)	The J. M. Smucker Company 1998 Equity and Performance Incentive Plan (As Amended and Restated Effective as of September 1, 2002) (filed as Appendix A to the Registrant’s Proxy Statement dated July 9, 2002 and incorporated herein by reference). The plan, as amended and restated, was approved by shareholders at the annual meeting on August 13, 2002.

5	Opinion of Counsel.

23(A)	Consent of Independent Auditors.

23(B)	Consent of Counsel (Included in Exhibit 5).

24	Power of Attorney.

Page 6 of 6 Pages